AMENDMENT TO ISOPRENE SALES CONTRACT

This Amendment ("Amendment") is entered into and effective this 28th day of December, 2008, by and between Shell Chemical LP ("Seller") and Kraton Polymers U.S. LLC, f/k/a Shell Elastomers LLC ("Buyer"). Seller and Buyer may be referred to herein individually as a "Party" and collectively as the "Parties."

WITNESSETH:

WHEREAS, Seller and Buyer are parties to that certain Sales Contract dated September 11, 1999, as amended, ("Contract") pursuant to which Seller sells isoprene to Buyer; and

WHEREAS, Seller and Buyer desire to amend the Contract as provided herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Article 3, PERIOD, of the Contract shall be amended and restated in its entirety to read as follows:

"PERIOD. The period of this Sales Contract will begin on July 1, 1999 and end on December 31, 2009, but will continue thereafter, subject to termination effective on such ending date, or at any subsequent time, by either Party giving the other at least nine (9) months' prior written notice at any time for any reason, provided that such termination will not take effect before December 31, 2009."

2. Article 11, REMEDIES, of the Contract shall be amended by adding the following new paragraph at the end of the existing Article 11:

"On Seller's request, Buyer will submit financial performance data at six (6) month intervals to the Seller in sufficient detail as is necessary for the Seller to form a clear judgment over the financial health of the Buyer. If Seller determines that additional discussion is necessary, an open dialogue will then take place between appropriate financial representatives of the Buyer and the Seller with the aim of establishing continued confidence on the part of the Seller to continue sales of Product under the terms in this Contract. Seller reserves the right to request the provision of the aforementioned financial performance data at any time outside the normal six (6) month process. Should the creditworthiness or financial capability of Buyer become unsatisfactory in the judgment of Seller at any time during the term of this Contract, Seller may require advance cash payment or credit security measures to the satisfaction of Seller prior to delivery of Product and such requirement shall not constitute a change to the payment terms of this Contract. Where credit security measures are required (e.g. letter of credit), Buyer shall bear the cost of the security. The supply of Product may be postponed or withheld until such advance cash payment is received or credit security measure(s) is implemented."

3. Article14, Assignability, of the Contract shall be amended and restated in its entirety to read as follows:

"ASSIGNABILITY. Either Party shall obtain the written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, prior to the assignment to a third party of all or any part of its rights or benefits under this Contract except that, in the case of Seller, no consent shall be required in the case of an assignment of any right or benefit to any affiliate of the Seller or to a purchaser of or other successor to a significant portion of Seller's assets."

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives as of the date first written above.

SHELL CHEMICAL LP KRATON POLYMERS U.S. LLC

By:____________________________ By: __________________________

Title:___________________________ Title:_________________________